UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/02/2006

NewMarket Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  1-32190

Virginia	20-0812170
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

330 South Fourth Street, Richmond, VA 23219
(Address of principal executive offices, including zip code)

804-788-5000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

    On May 1, 2006, NewMarket Corporation (the "Company") and C.S. Warren Huang, President of Afton Chemical Corporation, a wholly owned subsidiary of the Company, entered into an Additional Benefit Agreement ("Agreement"). This Agreement provides that commencing on January 1, 2006 and through December 31, 2008 (or until the first day of the month preceding his termination of employment, if earlier), the Company shall credit monthly to an account for Mr. Huang an amount equal to one-twelfth of $200,000. Fifty percent of this account shall vest on December 31, 2006 and one hundred percent of the account will vest on December 31, 2007. Generally, Mr. Huang shall not be eligible to receive this additional benefit, which shall be paid in cash, until six months after termination of his employment from the Company or its affiliates. In the event that Mr. Huang is dismissed for cause (as defined in the Agreement) or he engages in prohibited conduct (as defined in the Agreement), he shall forfeit his entire interest in the Agreement. The additional terms and conditions of this payment are set forth in the Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(c)    Exhibits

       10.1    NewMarket Corporation Additional Benefit Agreement, dated May 1, 2006, between the Company and C.S. Warren Huang

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NewMarket Corporation

Date: May 02, 2006	By:	/s/ David A. Fiorenza
David A. Fiorenza
Vice President and Treasurer

Exhibit Index

Exhibit No.	Description
EX-10.1	NewMarket Corporation Additional Benefits Agreement, dated May 1, 2006, between the Company and C.S. Warren Huang